EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
December 22, 2015
Centrus and TENEX Agree on Decade of Reliable Supply
BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) announced today that it has reached agreement with TENEX to modify the terms of the long-term supply contract the two companies signed in 2011 and to extend their contractual relationship through 2026.
“Completing this contract revision has been a central priority since the day I arrived at Centrus,” said President and Chief Executive Officer Daniel B. Poneman. “The updated agreement reflects the changing fuel market and extends our supply arrangement for a decade, further strengthening the partnership between our two companies - a partnership that has played an indispensable role in U.S-Russia nuclear cooperation for more than two decades.”
TENEX General Director, Lyudmila Zalimskaya said, “We highly value cooperation with our long-standing partner, Centrus, and have strengthened our long-term relations with this arrangement.”
The amendment extends the contract to 2026, under terms that reflect the reduction in global enrichment demand since 2011. While reaffirming the original commitment to purchase 17 million SWU from 2016 to 2022, the revised agreement permits some quantities to be deferred for delivery until 2023 to 2026, along with additional quantities to be purchased in those years.
The amendment ensures that TENEX and Centrus will continue to have an important framework from which the firms will cooperate and upon which they will expand their existing relationship.
About Centrus Energy Corp.
Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world. Our mission is to provide reliable and competitive fuel goods and services to meet the needs of our customers, consistent with the highest levels of integrity, safety, and security.
###
Contact:
Media: Jeremy Derryberry (301) 564-3392
Investors: Don Hatcher (301) 564-3460